2929 Seventh Street, Suite 100
Berkeley, CA 94710
Exhibit 99.1
Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
DYNAVAX APPOINTS ACCLAIMED VACCINE PIONEER
DR. STANLEY A. PLOTKIN TO BOARD OF DIRECTORS
Berkeley, CA – August 17, 2005 – Dynavax Technologies Corporation (NASDAQ:DVAX) announced that Stanley A. Plotkin, MD, the distinguished virologist and vaccine developer, has joined the Company’s Board of Directors. Dr. Plotkin developed the rubella vaccine now in standard use, and has worked extensively on the development and application of other vaccines including polio, rabies, varicella, rotavirus and cytomegalovirus. Dr. Plotkin is esteemed worldwide for his pioneering work in vaccines, his educational and public service activities and his scholarship. He is the recipient of many prestigious awards including the Sabin Gold Medal for exemplary leadership in the field of vaccinology.
“Dr. Plotkin joins Dynavax’s Board at a propitious time, as our pivotal Phase 3 program for our hepatitis B vaccine is advancing, our AIC immunotherapy is progressing toward pivotal trials, and we are actively evaluating a broad range of strategic alternatives designed to leverage our expertise in toll-like receptor technology and strengthen our long-term business prospects,” said Dino Dina, MD, president and chief executive officer. “We believe that Stanley will bring significant value and insight to our strategies to build and expand our vaccine and therapeutics franchises and establish a commercial foothold in these markets. Our management and Board welcome him enthusiastically.”
Dr. Plotkin is Emeritus Professor of the University of Pennsylvania and Executive Advisor to Sanofi Pasteur. Until 1991, he was Professor of Pediatrics and Microbiology at the University of Pennsylvania, and Professor of Virology at the

Wistar Institute and at the same time, Director of Infectious Diseases and Senior Physician at the Children’s Hospital of Philadelphia. In 1991, Dr. Plotkin left the University to join the vaccine manufacturer, Pasteur-Mérieux-Connaught (today, Sanofi Pasteur), where for seven years he was Medical and Scientific Director, based at Marnes-la-Coquette, outside Paris.
Dr. Plotkin’s career included internship at Cleveland Metropolitan General Hospital, residency in pediatrics at the Children’s Hospital of Philadelphia and the Hospital for Sick Children in London and three years in the Epidemic Intelligence Service of the Centers for Disease Control of the US Public Health Service.
He has been chairman of the Infectious Diseases Committee and the AIDS Task Force of the American Academy of Pediatrics, liaison member of the Advisory Committee on Immunization Practices and Chairman of the Microbiology and Infectious Diseases Research Committee of the National Institutes of Health. Dr. Plotkin received the Bruce Medal in Preventive Medicine of the American College of Physicians, the Distinguished Physician Award of the Pediatric Infectious Diseases Society and the Clinical Virology Award of the Pan American Society for Clinical Virology. In June 1998, he received the French Legion of Honor Medal, in June 2001, the Distinguished Alumnus Award of the Children’s Hospital of Philadelphia, the Sabin Gold Medal in May 2002, and in September 2004 the Bristol Award of the Infectious Diseases Society of America. A lecture in his honor has been established at the Pediatric Academic Societies annual meeting. His bibliography includes over 600 articles and he has edited several books including the standard textbook on vaccines, now in its fourth edition.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: a ragweed allergy immunotherapeutic, currently in a large-scale Phase 2/3 clinical trial, and in a supportive clinical trial in ragweed allergic children; a hepatitis B vaccine that is currently in a pivotal Phase 3 clinical trial; a cancer therapy currently in a Phase 2 clinical trial; and an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial.
Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the clinical progress of the Company’s hepatitis B vaccine and ragweed allergy programs; statements concerning the company’s other clinical programs and its ability to demonstrate the potential of its ISS technology. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to the progress and timing of clinical trials for the company’s other products in development; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its HBV and other products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” sections of Dynavax’s Annual Report on Form 10-K filed on March 18, 2005 and Dynavax’s quarterly report on Form 10-Q filed on August 9, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.